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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                           Magna Entertainment Corp.
                      ------------------------------------
                               (Name of Issuer)

                                 Common Stock
                      ------------------------------------
                         (Title of Class of Securities)

                                   559211107
                               ----------------
                                (CUSIP Number)


                               December 31, 2000
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      / / Rule 13d-1(b)

      /X/ Rule 13d-1(c)

     / /  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


SEC 1745 (3-98)

-----------------------                                  ---------------------
  CUSIP NO.  55921107               13G                    PAGE   OF   PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Zweig-DiMenna Select L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            725,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             725,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          725,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                           5.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                           PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)      Name of Issuer:
                    Magna Entertainment Corp.

Item 1(b)      Address of Issuer's Principal Executive Offices:
                    285 West Hungtington Drive
                    Arcadia, CA 91007

Item 2(a)      Name of Person Filing: 900 Third Avenue, New York, NY 10022

                  See Cover page -- 1

Item 2(b)      Address of Principal Business Office:

Item 2(c)      Citizenship:

                  See Cover page -- 4

Item 2(d)      Title of Class of Securities:

                  Common Stock

Item 2(e)      CUSIP Number: 559211107


Item 3. If this statement is filed pursuant to Rule 13d-1(b) or Rule 13D-2(b) or (c), check whether the person filing is a:

               Not Applicable.

Item 4.        Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

               (a) Amount Beneficially Owned:

                          725,000

               (b)  Percent of Class:

                        5.1%

               (c)  Number of shares as to which each person has:

                    (i)   sole power to vote or to direct the vote

                             725,000

                    (ii)  shared power to vote or to direct the vote

                             0

                    (iii) sole power to dispose or to direct the disposition
                          of
                             725,000

                    (iv) shared power to dispose or to direct the disposition of

                              0

Item 5.        Ownership of Five Percent or Less of a Class.

                              Not Applicable

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

                              Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                              Not Applicable

Item 8.        Identification and Classification of Members of the Group.

                              Not Applicable

Item 9.        Notice of Dissolution of Group

                              Not Applicable

Item 10.       Certification.


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 5, 2001, reflecting share ownership as of December 31, 2000.

                       ZWEIG-DiMENNA SELECT,L.P.
                       By: Zweig-DiMenna Associates LLC,
                           Managing General Partner

                       By:/s/   Joseph A. DiMenna
                          ----------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Managing Director of Managing
                                General Partner